Exhibit 10.14

LEASE

EAST VILLAGE

Between

THE GC NET LEASE (GREENWOOD VILLAGE) INVESTORS, LLC,

a Delaware limited liability company,

as Landlord,

and

YORK SPACE SYSTEMS LLC,

a Colorado limited liability company,

as Tenant

SCHEDULES

1.1	DEFINITIONS

EXHIBITS

A	LEGAL DESCRIPTION OF THE LAND
B	WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF ESTOPPEL CERTIFICATE
F	HAZARDOUS MATERIALS
G	LANDLORD FF&E
H	SECOND AND THIRD FLOOR COMMENCEMENT CERTIFICATE
I	CURRENT BUILDING PLANS

(i)

INDEX

Page(s)

Access System	17
Additional Rent	8
Advance	33
Alterations	14
Applicable Laws	Schedule 1.1
Arbitration Request	5
Base Building	Schedule 1.1
Base Rent	7
Base Rent Floor	5
Brokers	38
Building	1
Building Hours	12
Building Structure	Schedule 1.1
Building Systems	Schedule 1.1
CC&Rs	1
Comparable Buildings	Schedule 1.1
Contingency Deadline	6
Control	Schedule 1.1
Credit Threshold	25
Current Market Rate	5
Date of this Lease	1
Direct Expenses	Schedule 1.1
ERISA	40
Estimate	9
Estimate Statement	9
Estimated Direct Expenses	9
Estimates	5
Event of Default	28
Excess	8
Excess Consumption	13
Expense Year	Schedule 1.1
Extension Notice	4
Extension Option	4
Extension Term	4
Exterior Signage	31
FF&E Inventory	11
Force Majeure	37
GAAP	Schedule 1.1
Hazardous Material Laws	Exhibit F
Hazardous Materials	Exhibit F
HVAC	12
Interest Rate	Schedule 1.1
Land	1
Landlord	1
Landlord FF&E	11
Landlord Parties	Schedule 1.1
Landlord Repair Notice	20
Landlord’s Work	Exhibit B

(ii)

Page(s)

Lease	1
Lease Commencement Date	4
Lease Expiration Date	4
Lease Term	4
Lease Year	Schedule 1.1
Lines	39
Liquidity	Schedule 1.1
Losses	Schedule 1.1
Mail	37
Material Sublease	24
Notices	37
Occupancy Agreement	25
OFAC	39
Operating Expenses	Schedule 1.1
Original Improvements	19
Permitted Encumbrances	Schedule 1.1
Permitted FF&E Locations	11
Permitted Transferee	25
Permitted Use	11
Phased Rent Period	7
Plan	40
Premises	4
Prohibited Person	39
Protective Covenants	Schedule 1.1
Protest	9
punch list	Exhibit B
Release	Exhibit F
Removal Items	26
Rent.	8
Restricted Property	32
Rules and Regulations	11
Second Floor Rent Commencement Date	8
Security Deposit	31
Statement	8
Subject Space	23
Summary	1
Tangible Net Worth	Schedule 1.1
Tax Expenses	Schedule 1.1
Tenant	1
Tenant Affiliate	Schedule 1.1
Tenant Party	Schedule 1.1
Tenant Subsidiary	Schedule 1.1
Tenant’s Phased Share	8
Transfer Notice	22
Transfer Premium	24
Transferee	22
Transfers	22
Underlying Documents	Schedule 1.1
Use Approvals	6
Work Letter	4, Exhibit B
Zoning Contingency	6

(iii)

EAST VILLAGE

LEASE

This Lease (this “Lease”) is made and entered into on the Date of this Lease set forth in Section 1 of the Summary of Basic Lease Information below (the “Summary”) by and between THE GC NET LEASE (GREENWOOD VILLAGE) INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and YORK SPACE SYSTEMS LLC, a Colorado limited liability company (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date of this Lease:		September 22, 2021.

2.	Premises
(ARTICLE 1).

	2.1.	Building:	A three story building, containing 138,125 rentable square feet of space, located at 6060 South Willow Drive in Greenwood Village, Colorado 80111.

For purposes of clarity, the first floor of the Building contains 38,039 rentable square feet of space, the second floor of the Building contains 48,576 rentable square feet of space, and the third floor of the Building contains 51,510 rentable square feet of space.

	2.2.	Land:	The land described on Exhibit A to this Lease.

	2.3.	Premises:	The Land, the Building and all other improvements (including any landscaping and parking areas) located on the Land.

3.	Lease Term
(ARTICLE 2).

	3.1.	Lease Term:	The period of time beginning on the Lease Commencement Date and ending on the Lease Expiration Date.

	3.2.	Lease Commencement Date:	The earlier of (i) the date on which Tenant first commences to conduct business in any portion of the Building or (ii) the date that is 30 days after the date on which Landlord delivers the Premises to Tenant with Landlord’s Work substantially completed pursuant to the Work Letter.

	3.3.	Lease Expiration Date:	The final day of the 10th Lease Year.

4.	Base Rent
(ARTICLE 3):

Period During Lease Term	Annual Base Rent		Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
First Lease Year	$2,900,625.00	*	$241,718.75	$21.00
Second Lease Year	$2,987,643.72	*	$248,970.31	$21.63
Third Lease Year	$3,077,424.96		$256,452.08	$22.28
Fourth Lease Year	$3,169,968.72		$264,164.06	$22.95
Fifth Lease Year	$3,265,275.00		$272,106.25	$23.64
Sixth Lease Year	$3,363,343.80		$280,278.65	$24.35
Seventh Lease Year	$3,464,175.00		$288,681.25	$25.08
Eighth Lease Year	$3,567,768.72		$297,314.06	$25.83
Ninth Lease Year	$3,674,124.96		$306,177.08	$26.60
10th Lease Year	$3,784,625.04		$315,385.42	$27.40

* Subject to Section 3.2 of the Lease.

5.	Permitted Use
	(ARTICLE 5):	General office use consistent with a first-class office building and lawful activities normally incidental to Tenant’s business.

6.	Security Deposit
	(ARTICLE 21):	Four months of Base Rent at the rate due during the first Lease Year (i.e., $966,875).

7.	Address of Tenant
	(Section 28.16):	York Space Systems
501 Wazee Street
Denver, Colorado 80204
Attention: Dirk Wallinger
(Prior to Lease Commencement Date)

and

York Space Systems 6060 South Willow Drive Greenwood Village, Colorado 80111 Attention: Dirk Wallinger (From and after Lease Commencement Date)

8.	Address of Landlord (Section 28.16):	See Section 28.16 of the Lease.

9.	Broker(s) (Section 28.22):	CBRE, as broker for Landlord.

ARTICLE 1

SUMMARY, PREMISES AND BUILDING

1.1 Summary; Defined Terms. The Summary is made a part of this Lease, but the provisions of this Lease addressing those matters in detail control over any inconsistent provisions in the Summary. All terms capitalized but not otherwise defined in the body of or Exhibits to this Lease have the respective meanings given to them on Schedule 1.1 attached hereto and made a part hereof.

1.2 Premises and Building.

1.2.1 The Premises. Subject to the Permitted Encumbrances and the terms and conditions of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises set forth in Section 2.3 of the Summary (the “Premises”). Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Tenant shall accept the Premises in its existing, “AS-IS” condition and “WITH ALL FAULTS,” and Landlord shall not be obligated to provide or pay for any improvements to the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or with respect to the suitability of same for the conduct of Tenant’s business, except as specifically set forth in this Lease or the Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises was at such time in good and sanitary order, condition and repair, subject to any punch list timely delivered pursuant to the Work Letter.

1.3 Stipulation of Rentable Square Feet of Building. For purposes of this Lease, the “rentable square feet” of the Building shall be stipulated and agreed to be as set forth in Section 2.1 of the Summary and shall not be subject to re-measurement during the initial Lease Term.

ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the Date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall end on the Lease Expiration Date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form set forth in Exhibit C to this Lease as a confirmation of the information set forth therein, and Tenant shall execute and return the same to Landlord within five business days after receipt.

Prior to the Lease Commencement Date, Tenant’s use and occupancy of the Premises shall be governed by the terms of this Lease except for the covenant to pay Base Rent and Direct Expenses.

2.2 Extension Option. Tenant is hereby granted one option (the “Extension Option”) to extend the Lease Term for the entire Premises for a period of 10 years (the “Extension Term”). Tenant may exercise the Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the “Extension Notice”) no earlier than 24 months and no later than 18 months prior to the expiration of the original Lease Term. Tenant may not exercise the Extension Option if, either at the date of giving said notice or at the commencement of the Extension Term, an Event of Default exists or an event exists that, with the giving of notice or passage of time (or both), would mature into an Event of

Default. The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent for the Extension Term shall be determined as provided below, (iii) any rent abatement, concession or allowance which are in the nature of economic concessions or inducements contained in this Lease shall not be again applicable to any Extension Term because new concessions (if any) shall be determined in connection with determination of the Current Market Rate, and (iv) if Landlord or Tenant has remeasured the Building, Landlord may update the square footage of the Building to the current Building standard. For the avoidance of doubt, in addition to Base Rent, Tenant shall continue to pay Additional Rent during the Extension Term as provided in this Lease. Base Rent per annum per rentable square foot of the Building for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term, but not less than the Base Rent per annum last payable immediately prior to the applicable Extension Term increased on each anniversary of the commencement of the Extension Term by three percent of the Base Rent amount in effect immediately prior to that increase (the “Base Rent Floor”). The term “Current Market Rate” means the prevailing rental rate per rentable square foot and concession package for comparable lease extensions recently executed for other first-class office buildings with improvements of comparable age and quality and available parking (both covered and uncovered) in the Building’s submarket. The determination of Current Market Rate shall take into consideration net versus gross lease; differing base years if applicable; any differences in the size of space being leased and the length of lease terms; the use of the Premises; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances and the creditworthiness of Tenant; the location and condition of the building and Premises; and other pertinent factors. The Current Market Rate shall include a three percent annual escalation of the fixed base rental rate then prevailing in the market. Within thirty (30) days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of Landlord’s determination of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.

Tenant shall, within thirty (30) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate or (b) requests that the Current Market Rate be determined by brokers (the “Arbitration Request”). If Tenant doesn’t respond within that 30-day period, then Tenant shall be deemed to have accepted Landlord’s determination of the Current Market Rate. If Tenant requests that the Current Market Rate be determined by brokers, Landlord and Tenant, within ten (10) business days after the date of Landlord’s receipt of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”) (neither of which Estimates may, for the avoidance of doubt, be less than the Base Rent Floor). Within ten (10) business days after the exchange of Estimates, Landlord and Tenant shall each select a commercial real estate broker to determine which of the two Estimates most closely reflects the Current Market Rate. Each commercial real estate broker selected pursuant hereto shall (i) be a licensed commercial real estate broker in good standing, (ii) have had at least ten (10) years’ experience within the previous fifteen (15) years as a commercial real estate broker working primarily in the Building’s specific submarket, (iii) have working knowledge of current office rental rates and practices, and (iv) not be affiliated with either Landlord or Tenant. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint a broker within the ten (10) business day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) business days after the expiration of such twenty (20) day period, the two (2) brokers shall select a third broker meeting the aforementioned criteria. Once the third broker has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen

(14) days, the third broker shall make its determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third broker. Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such broker, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.

Tenant must timely exercise the Extension Option or the Extension Option shall terminate. Tenant’s exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If this Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before the Extension Term commences, or if Tenant subleases (except to a Tenant Affiliate in compliance with the requirements of Section 14.8) more than 50% of the Building, then immediately upon such termination or sublease, the Extension Option shall simultaneously terminate and become null and void. The Extension Option is personal to Tenant and Tenant’s Permitted Transferees.

2.3 Termination Right.

2.3.1 Termination Right and Payment. If the Zoning Contingency (defined below) occurs and no Event of Default then exists, then Tenant shall have the right to terminate this Lease by (i) delivering written notice of termination to Landlord within two business days after the Contingency Deadline (defined below) and (ii) paying to Landlord, with Tenant’s termination notice, an amount equal to the sum of (A) $750,000 and (B) all Rent and other sums then due and owing under this Lease as of the termination date. Landlord shall, if requested by Tenant (and assuming sufficient funds are being held), apply some or all of the Security Deposit to Tenant’s payment obligations under this Section 2.3.1. If Tenant timely and properly terminates this Lease under this Section 2.3, then this Lease shall terminate on the date on which Landlord receives Tenant’s termination notice and payment. Tenant’s termination right under this Section 2.3 is Tenant’s sole recourse for its inability to obtain the Use Approvals, and in no event shall Tenant’s obligations under this Lease otherwise be reduced or waived because Tenant is unable to obtain those Use Approvals. Tenant acknowledges and agrees that the amounts payable by Tenant under this Section 2.3 are reasonable consideration for Tenant’s termination right and Landlord’s agreement to enter into this Lease subject to that right.

The “Zoning Contingency” means that (i) Tenant reasonably determines that it will be required to obtain Use Approvals, (ii) Tenant has complied with the terms of Section 2.3.2, and, (iii) despite Tenant’s compliance with those terms, Tenant’s application or request for any such Use Approval has not been granted or approved as of the Contingency Deadline, or any such application or request has been rejected by the entity with authority to approve or grant same. “Use Approvals” means, collectively, additional approvals under local zoning laws (such as a special use permit) and/or the Protective Covenants in order for Tenant to perform the minor product assembly activities that Tenant desires to perform at the Premises. “Contingency Deadline” means November 1, 2022. In the event of a dispute between Landlord and Tenant over whether or not the Zoning Contingency has occurred, Tenant shall have the burden of proving that the Zoning Contingency has occurred.

2.3.2 Landlord and Tenant Obligations Regarding Use Approvals. Tenant shall, promptly after the Date of this Lease, notify Landlord in writing of any Use Approvals that Tenant reasonably believes will be required in order to perform the assembly activities described above. If Tenant notifies Landlord that Tenant does not believe that any Use Approvals will be required, then Tenant’s termination right under this Section 2.3 shall be void and be deemed waived by Tenant. If Tenant reasonably determines that those Use Approvals will be required, then Tenant must use its best efforts and due diligence to obtain the Use Approvals as soon as reasonably practicable after the Date of this Lease (and no later than the Contingency Deadline). Upon Landlord’s request, Tenant shall furnish to Landlord a copy of all applications and requests for the Use Approvals and any correspondence or other written documentation received from or delivered to any entity responsible for or otherwise involved in the review of those applications and requests. Tenant shall keep Landlord fully advised at all times as to the status of Tenant’s efforts to obtain the Use Approvals and of any material developments in connection therewith, including notifying Landlord promptly following receipt of notice of the grant of any Use Approval or rejection of the application or request for any Use Approval. Landlord shall reasonably cooperate with Tenant in Tenant’s efforts to obtain the Use Approvals, but Tenant shall be responsible for all expenses incurred by either party in connection therewith (and Tenant must reimburse Landlord upon request for any such expenses incurred by Landlord). In no event, however, may Tenant rezone the Premises or make any binding modifications to the zoning of the Premises (other than obtaining a special use permit as a Use Approval) without Landlord’s prior written consent.

2.3.3 Tenant’s Obligations Upon Termination. If Tenant terminates this Lease under this Section 2.3, then Tenant must, if requested by Landlord, use its commercially reasonable efforts to withdraw any applications or requests that Tenant has made with respect to the Use Approvals (which obligation shall survive the termination of this Lease).

ARTICLE 3

BASE RENT; PHASED RENT COMMENCEMENT

3.1 Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or, at Landlord’s option, to such other person or at such other place as Landlord may from time to time designate in writing, in lawful money of the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. Subject to Section 3.2 below, the Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. Rent for any partial month during the Lease Term shall accrue on a daily basis for each day of that month that falls within the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Phased Rent Commencement.

3.2.1 The parties acknowledge that Tenant intends to initially occupy the first floor of the Building only, and to take occupancy of the second and third floors of the Building not later than May 1, 2022, and November 1, 2022, respectively. Accordingly, during the Phased Rent Period (defined below), Tenant shall only be obligated to pay, with respect to a particular period of time, Tenant’s Phased Share (as defined below) of (i) the Base Rent set forth in Section 4 of the Summary and (ii) the Direct Expenses. The “Phased Rent Period” means the period of time beginning on the Lease Commencement Date and ending on the day prior to the later to occur of the Second Floor Rent Commencement Date and the Third Floor Rent Commencement Date (each as defined below).

3.2.2 Effective on the Lease Commencement Date, “Tenant’s Phased Share” shall initially be equal to 27.54%. Effective on the earlier of the date on which Tenant first commences to conduct business on any portion of the second floor of the Building or the date that is six (6) months after the Lease Commencement Date (such earlier date, the “Second Floor Rent Commencement Date”), Tenant’s Phased Share shall be increased to an amount equal to the sum of (i) Tenant’s Phased Share immediately prior to that increase and (ii) 35.17%. Effective on the earlier of November 1, 2022, or the date on which Tenant first commences to conduct business on any portion of the third floor of the Building (such earlier date, the “Third Floor Rent Commencement Date”), Tenant’s Phased Share shall be increased to an amount equal to the sum of (a) Tenant’s Phased Share immediately prior to that increase and (b) 37.29%. For the avoidance of doubt, after the end of the Phased Rent Period, Tenant shall be obligated to pay 100% of the Base Rent set forth in Section 4 of the Summary and 100% of the Direct Expenses. Tenant shall notify Landlord in writing prior to commencing to conduct business on any floor of the Building, and Tenant shall, promptly after Landlord’s request, execute and return to Landlord a certificate in the form attached as Exhibit H in order to evidence the actual Second Floor Rent Commencement Date and/or Third Floor Rent Commencement Date.

ARTICLE 4

NATURE OF LEASE; ADDITIONAL RENT

4.1 Nature of Lease. This is a “TRIPLE NET” lease and as such, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for all costs and expenses reasonably associated with this Lease, the Premises or Tenant’s operations at the Premises. To the extent those costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, those costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

4.2 General Terms. In addition to paying the Base Rent specified in ARTICLE 3 of this Lease, Tenant shall pay to Landlord the annual Direct Expenses for any full or partial calendar year during the Lease Term. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord under this Lease, are hereinafter collectively referred to as “Additional Rent,” and Base Rent and Additional Rent are herein collectively referred to as “Rent.” All amounts due under this ARTICLE 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent, without any setoff or deduction whatsoever. The obligations of Tenant to pay Additional Rent under this Lease shall survive the expiration or termination of this Lease. If a due date is not set forth in this Lease with respect to any particular Additional Rent payment, then that payment shall be due and payable to Landlord within 10 business days after Landlord’s written request therefor. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year a statement (the “Statement”) which shall state the Direct Expenses for the preceding Expense Year. Landlord shall endeavor to deliver the Statement for a particular Expense Year to Tenant within six (6) months following the end of that Expense Year, but Landlord’s failure to do so shall not relieve Tenant of its obligation to pay the Direct Expenses for the Expense Year at issue. Upon receipt of the Statement for any Expense Year, Tenant shall pay, within 30 days after receipt of the Statement, the full amount of Direct Expenses for that Expense Year, less the amounts, if any, paid for that Expense Year as Estimated Direct Expenses (as defined below), and if Tenant paid more as Estimated Direct Expenses than the actual Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease (unless this Lease has expired or terminated and Tenant has vacated the Premises, in which case, so long as no Event of Default exists, Landlord shall, within 30 days after delivery of the Statement, deliver a check payable to Tenant in the amount of such Excess, less any offsets against same made under Section 19.2.3). The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this ARTICLE 4. If the Tax Expenses for an Expense Year are not known when Landlord prepares the Statement for that year (e.g., because real estate taxes or assessments for the Premises are assessed in arrears and have not yet been fixed for the Expense Year in question), then Landlord may include its reasonable estimate of the Tax Expenses for that year in the Statement, in which case the parties shall reconcile with one another the actual Tax Expenses for that year promptly after Landlord learns of same. The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term.

4.3.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant for each Expense Year a yearly expense estimate statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimate (the “Estimate”) of the Direct Expenses for that Expense Year (the “Estimated Direct Expenses”). Tenant shall pay Landlord monthly, with the monthly Base Rent installments, an amount equal to 1/12th of the total Estimated Direct Expenses set forth in the Estimate Statement delivered by Landlord to Tenant for the relevant Expense Year. Landlord may from time to time, in its reasonable discretion, revise any Estimate Statement or Estimated Direct Expenses previously delivered. On the first day of the calendar month after Landlord delivers a revised Estimate Statement to Tenant, Tenant shall pay to Landlord (in addition to making revised monthly Estimated Direct Expense payments) a lump sum payment in an amount so that Tenant’s total Estimated Direct Expense payments for the Expense Year will equal Landlord’s revised Estimated Direct Expenses for that year. Throughout the Lease Term Landlord shall maintain written records (with electronic records, for the avoidance of doubt, being considered “written”) with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.3.3 Equitable Adjustments During Phased Rent Period. Landlord may make an appropriate adjustment to the components of Operating Expenses for each full or partial Expense Year occurring during the Phased Rent Period to determine the amount of Operating Expenses that would have been paid or incurred had the Building been 100% occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for that full or partial year. Landlord shall not, however, adjust Operating Expenses under this Section 4.3.3 in such a manner that would cause Landlord to collect Operating Expenses from Tenant in an amount in excess of what Landlord actually incurs for the items included in Operating Expenses.

4.4 Tax Refunds and Adjustments. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, but in no event shall the amount to be refunded to Tenant for any Expense Year exceed the total amount paid by Tenant as Tax Expenses under this ARTICLE 4 for that Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand any such increased Tax Expenses. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default (but in no event shall Landlord be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses); except that Landlord shall reasonably cooperate, at Tenant’s request and Tenant’s expense, in the institution of a proceeding to reduce Tax Expenses, or to appeal the amount of Tax Expenses for a particular Expense Year (each, a “Protest”).

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located at or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures or other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 Notwithstanding any contrary provision herein, (i) Tenant shall pay to Landlord, at the same time as Tenant is required to pay Rent, an amount equal to all rent taxes, sales taxes, service taxes, value added taxes, gross proceeds taxes, privileges taxes or other similar taxes levied or assessed upon that Rent or the payment or receipt thereof or any services provided hereunder, and (ii) Tenant shall pay directly to the appropriate taxing authority prior to delinquency any (a) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises; and (b) assessments, taxes, fees, levies or charges upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Tenant’s obligations under this Section 4.5 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the foregoing, Tenant shall not be required to pay or reimburse Landlord for excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, or other taxes on Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Premises), in each case except to the extent expressly included in the definition of Tax Expenses or as a responsibility of Tenant under this Section 4.5.

4.6 Tenant Review. If no Event of Default then exists and Tenant has paid in full the Direct Expenses set forth in the applicable Statement, after receiving an annual Statement and giving Landlord thirty (30) days prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Direct Expenses for the period of time covered by such Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Direct Expenses on an annual Statement within sixty (60) days after the Statement has been delivered to Tenant or if Tenant fails to conclude its audit or inspection within ninety (90) days after the Statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Direct Expenses for the year in question and the calculation of Direct Expenses set forth on such Statement shall be final. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records (unless Landlord in its sole discretion permits Tenant to conduct the audit/inspection electronically), shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of the audit or inspection unless the total Direct Expenses for the period in question is determined to be overstated by more than 5% in the aggregate, in which case Landlord shall pay the audit cost, not to exceed $2,500. Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. If the inspection or audit reveals that an error was made in the Direct Expenses previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of Direct Expenses, or Tenant shall pay to Landlord any underpayment of Direct Expenses, as the case may be, within thirty (30) days after notification thereof. Tenant shall maintain the results of each such audit or inspection (and the contents of Landlord’s books and records relating to Operating Expenses) confidential and may not use any third party to perform such audit or inspection other than an independent firm of certified public accountants with at least ten (10) years of experience reviewing office building expense reconciliations: (i) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee agreement to Landlord upon request), and (ii) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this section shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall, subject to Section 5.2, use the Premises solely for the Permitted Use set forth in Section 5 of the Summary (the “Permitted Use”) and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Tenant’s Permitted Use shall include the use of the fitness center and game room currently constructed in the Building.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D attached hereto, together with any reasonable modifications or additions thereto (the “Rules and Regulations”), or in violation of Applicable Laws, any Underlying Documents or first-class standards in the market in which the Building is located. Tenant shall not do or permit anything to be done at or about the Premises that will in any way damage the reputation of the Premises or use or allow the Premises to be used for any improper or objectionable purpose, and Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises. For the avoidance of doubt, in no event may Tenant use any portion of the Premises in a manner that is prohibited by any zoning codes, any building codes or any other land use laws regulating the use or occupancy of the Premises.

5.3 Underlying Documents. Tenant shall comply with, and Tenant’s rights and obligations under this Lease and the Tenant Parties’ use of the Premises shall be subject and subordinate to, the Underlying Documents.

5.4 Hazardous Materials. Tenant shall comply with the terms of Exhibit F attached hereto.

5.5 Landlord FF&E. Landlord owns certain furniture and equipment located at the Building, including fitness equipment, bike equipment, televisions and lounge furniture, as more particularly described on Exhibit G to this Lease (collectively, the “Landlord FF&E”), which Landlord FF&E is installed at the locations shown on Exhibit G to this Lease (the “Permitted FF&E Locations”). During the Lease Term, Tenant and its employees may use the Landlord FF&E on the terms and conditions set forth in this Section 5.5. Tenant must, at its expense, (i) keep and maintain all Landlord FF&E in good condition and repair, including by making any required replacements thereof, and (ii) keep all Landlord FF&E insured under Tenant’s commercial property insurance policy required under Section 10.3.2, naming Landlord as loss payee with respect to any such property. Tenant must obtain Landlord’s prior written approval of the proposed replacement of any item of Landlord FF&E (which replacement will continue to be Landlord’s property), and Tenant may not move any Landlord FF&E to a location, other than the Permitted FF&E Location associated therewith, without Landlord’s prior written consent (which may be given or withheld in Landlord’s reasonable discretion). Tenant shall, promptly after any request by Landlord, deliver to Landlord a then-current detailed list describing all Landlord FF&E and the current condition and location thereof (an “FF&E Inventory”). At the expiration or earlier termination of the Lease, Tenant shall deliver an FF&E Inventory to Landlord, and shall surrender all Landlord FF&E to Landlord in the condition in which it was required to be maintained under this Section 5.5, reasonable wear and tear excepted, which obligations shall survive the expiration or termination of this Lease.

5.6 Building Engineer’s Office. Landlord’s engineer shall have the right to use the Building engineer’s office (which office is identified on Exhibit I attached hereto) in connection with the performance of services at the Premises, at no cost to Landlord and without any deduction in or credit against the Rent payable under this Lease. Access by Landlord’s engineer shall at all times be subject to the engineer’s compliance with Tenant’s reasonable facility access requirements and restrictions (including background checks and security badges or passes), as may be reasonably amended from time to time.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services to the Premises during the Lease Term.

6.1.1 HVAC. Subject to limitations imposed by Applicable Laws, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Building from 7:00 A.M. to 6:00 P.M. Monday through Friday and, upon request, 8:00 A.M. to 1:00 P.M. on Saturdays, excluding holidays (the “Building Hours”). If Tenant desires to use HVAC during hours other than during Building Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such HVAC, and Landlord shall supply such HVAC to Tenant at such hourly cost per zone to Tenant (which shall be treated as Additional Rent and shall be payable by Tenant to Landlord separate and apart from Direct Expenses) as Landlord shall from time to time establish.

6.1.2 Electricity. Landlord shall provide adequate electrical service capacity to the Premises for Tenant’s lighting fixtures, computers, electronic equipment and incidental use equipment; except that Tenant’s use of electricity must never exceed the capacity of the feeders to the Building or the risers or wiring installation. Tenant shall bear the cost of replacement of LED light fixtures, lamps, starters and ballasts for non-Building standard lighting fixtures within the Building.

6.1.3 Water. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Snow Removal. Snow removal services for the parking areas, sidewalks and other improved surfaces on the Land that are located exterior to the Building.

6.1.5 Passenger Elevators. Landlord shall provide non-attended automatic passenger elevator service.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

Landlord shall not provide janitorial services for the Building. Tenant shall perform all janitorial services and other cleaning within the Building in a standard consistent with janitorial services provided in other Comparable Buildings, and which janitorial service shall include day porter service (including light bulb maintenance and restroom fixtures maintenance), interior and exterior window cleaning, cleaning supplies deliveries and stocking, restroom cleaning, other cleaning (including metal surface polishing and maintenance and interior floor cleaning/polishing), waste and trash removal, and exterminating and pest control.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, or equipment or lighting other than Building standard lights, which may materially affect the temperature otherwise maintained by the air conditioning system (for example, by causing same to not function as designed) or materially increase the water normally furnished for the Building by Landlord (for example, by overloading the water lines/plumbing systems) under the terms of Section 6.1. If Tenant uses water, electricity, HVAC or other services of the type provided by Landlord, in excess of that supplied by Landlord under Section 6.1 (“Excess Consumption”), Tenant shall pay to Landlord, as Additional Rent (and separate from Direct Expense payments), the actual cost of the Excess Consumption as reasonably determined by Landlord, the cost of the installation, operation, testing and maintenance of equipment which is installed in order to measure or supply the Excess Consumption, and the cost of the increased wear and tear on existing equipment caused by the Excess Consumption; and Landlord may install devices to separately meter any Excess Consumption. Without limiting the foregoing, any utility or other service consumption attributable to any second or third shift operations at the Premises shall be conclusively deemed to be Excess Consumption. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall promptly pay to Landlord as Additional Rent Landlord’s standard charge for any services provided to Tenant that Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.

6.3 Tenant Maintained Security. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises. Any such security measures for the benefit of the Premises shall be provided by Tenant, at Tenant’s sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises or Building closed.

6.4 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services) to the Premises, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements or improvements, by any event of Force Majeure, or by act or default of any Tenant Party; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Further, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this ARTICLE 6.

6.5 Telecommunications Services. Tenant shall arrange for telephone and data service to the Building directly with the telephone and data service providers selected by Landlord for the Building. Tenant shall pay directly to those providers, as and when due, the costs related to the installation and service. Landlord shall reasonably cooperate, at Tenant’s expense, with any efforts by Tenant to arrange for telephone and data service to the Building.

ARTICLE 7

REPAIR AND MAINTENANCE

Tenant shall, at Tenant’s own expense, keep the Building, including all improvements, fixtures, furnishings, systems and equipment thereon or therein (including plumbing fixtures and equipment such as dishwashers, garbage disposals, and instant hot dispensers), and the floor surfaces of the Building, in good order, repair and condition consistent with the Building’s condition as of the date of delivery to Tenant at all times during the Lease Term, except to the extent that such repairs are required due to the gross negligence or willful misconduct of Landlord or its employees or management agents, in which case Landlord will make those repairs (unless the same are covered by Tenant’s insurance, in which case Tenant shall nevertheless make those repairs). In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Building (other than damage that is expressly Landlord’s responsibility elsewhere under this ARTICLE 7) and replace or repair all damaged, broken or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs or replacements, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord upon demand the reasonable cost thereof, including a five percent administrative fee on the cost thereof to reimburse Landlord for overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such actions. Tenant shall, within 10 business days after Landlord’s request, deliver to Landlord copies of maintenance logs and service contracts for the Premises, and any other information that is reasonably requested by Landlord in order to demonstrate Tenant’s compliance with its obligations under this ARTICLE 7.

Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building; the structural portions of the floors of the Building; the Building-standard exterior paint, windows and access doors; the Base Building systems and equipment; the utility lines exterior to the Building (up to their point of connection to the Building); the parking areas, sidewalks and other improved surfaces on the Land that are located exterior to the Building; and the landscaping and grounds located on the Land; except in each case to the extent that such repairs are required due to the negligence or willful misconduct of a Tenant Party; but if such repairs are due to the negligence or willful misconduct of a Tenant Party, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible or self-insured retention in connection therewith (in an amount not to exceed $250,000 in connection with any particular occurrence). Tenant shall promptly notify Landlord of the need for any repairs that Tenant believes to be Landlord’s responsibility under this ARTICLE 7, and Landlord shall not be liable for its failure to make any such repairs prior to receiving notice from Tenant. Landlord may enter the Premises at all reasonable times to make any required repairs, alterations, improvements or additions.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, “Alterations”) without obtaining Landlord’s prior written consent to the scope thereof and the plans and specifications therefor, which consent shall be requested by Tenant not less than 30 days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. It shall be deemed reasonable for Landlord to withhold its consent to any Alteration that adversely affects any Building System or the Building

Structure or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following 10 business days’ written notice to Landlord, but without Landlord’s prior consent, if those Alterations (i) are cosmetic in nature and performed solely in the interior of the Building, (ii) do not cost more than $50,000 (in the aggregate across all associated Alterations, as reasonably determined by Landlord), (iii) do not adversely affect the value of the Premises or Building, (iv) do not impact the Building Systems or Building Structure, and are not visible from the exterior of the Building, and (v) do not require a building or construction permit.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any Alterations or repairs of the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord; provided that, if Tenant’s unique plans or use require other contractors, Tenant may use other contractors that are selected by Tenant and approved by Landlord in its reasonable discretion. Tenant shall construct all Alterations and perform all repairs in a good and workmanlike manner, using new materials or materials in “like new” condition and in substantial accordance with the plans and specifications submitted to and approved by Landlord, and in conformance with Landlord’s construction rules and regulations and all Applicable Laws, and pursuant to a valid building permit (if one is required based on the scope of the Alterations). Prior to commencing any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. If Tenant performs any Alterations that require or give rise to governmentally required changes to the Base Building, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Tenant shall perform all Alterations in such a manner so as not to obstruct the business or access of Landlord. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at or about the Premises. Upon completion of any Alterations, Tenant shall deliver to Landlord a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Alterations. Tenant shall (i) comply with, or cause its contractor and subcontractors to comply with, Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, (ii) sign, and cause the general contractor and any other contractors with which Tenant has directly contracted to sign, Landlord’s standard contractor’s rules and regulations, (iii) upon completion of any Alteration, promptly furnish Landlord with final sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in the Alteration, and (iv) deliver to Landlord, promptly after Landlord’s request, information and documentation that Landlord reasonably requests from time to time in connection with any Alterations. In addition, Tenant shall, if requested by Landlord, deliver to Landlord monthly, while the Alterations are ongoing, copies of lien waivers, owner’s and contractor’s sworn statements and architect certifications for all amounts sought by Tenant’s contractors and material suppliers in connection with those Alterations for the prior month. If Tenant orders any work directly from Landlord, Tenant shall, in addition to reimbursing Landlord for all costs of that work, pay to Landlord an amount equal to five percent of the cost of that work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with that work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of that work (and Landlord shall provide Tenant with documentation reasonably evidencing those costs and expenses upon request). At Landlord’s option, prior to commencing any Alterations, (a) Tenant shall pay to Landlord the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord’s standard, commercially reasonable disbursement procedures (and Tenant shall be directly responsible for any costs of the Alterations in excess of the amount paid to Landlord), and, (b) if required by Landlord in its discretion, Tenant shall obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Alterations and naming Landlord as a co-obligee.

8.4 Construction Insurance. In addition to the requirements of ARTICLE 10, if Tenant makes any Alterations, prior to the commencement of the Alterations, Tenant shall provide Landlord with evidence that Tenant, or Tenant’s contractors and subcontractors performing the Alterations, carries or carry the following insurance coverages:

8.4.1 If requested by Landlord, “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Alterations, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to ARTICLE 10 immediately upon completion thereof.

8.4.2 Commercial general liability insurance as described in Section 10.3.1, but with limits not less than $1,000,000 for bodily injury and property damage liability per occurrence and $2,000,000 general annual aggregate.

8.4.3 Commercial auto liability insurance as described in Section 10.3.3.

8.4.4 Workers’ compensation insurance and employer’s liability insurance as described in Section 10.3.4.

8.4.5 Umbrella/excess liability insurance covering in excess of (and written on a form at least as broad as) the primary commercial general liability, employer’s liability and auto liability insurance policies with limits not less than $5,000,000 each occurrence and $5,000,000 annual aggregate (though Landlord may, in connection with any particular Alterations and in its reasonable discretion, require higher limits based on the nature and scope of the Alterations at issue).

8.4.6 If design, engineering or other professional services are provided in connection with the Alteration, Tenant shall cause the party providing those services to maintain professional liability insurance with limits not less than $1,000,000 each claim and $1,000,000 in the aggregate.

All policies of insurance required in this Section 8.4 must also comply with the requirements of Section 10.4 (as if the party carrying that insurance was the “Tenant”) and must include a waiver of any rights of subrogation and all rights of recovery in favor of and against Tenant (in the case of a contractor or subcontractor’s policies) and the Landlord Parties.

8.5 Landlord’s Property. All Alterations, fixtures and/or appurtenances that are installed at or about the Premises from time to time shall be the property of Landlord. Any modular office system that includes doors and spans floor to ceiling is a fixture and shall be the property of Landlord. Furniture, moveable trade fixtures and/or equipment in the Premises paid for by Landlord, or owned by Landlord before Tenant takes possession, shall be Landlord’s property. However, Landlord may, by written notice to Tenant no later than (i) 60 days before the natural expiration of the Lease Term (if this Lease expires by its terms) or (ii) 30 days after the earlier termination of this Lease (if this Lease terminates prior to natural expiration), require Tenant, at Tenant’s expense, to remove any Alterations, fixtures, and/or appurtenances at or within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises and Building to a building standard tenant improved condition as reasonably determined by Landlord. Removal of Lines is addressed in Section 28.27 below. To the extent specifically requested in writing by Tenant, Landlord shall inform Tenant at the time Landlord consents to any Alteration whether Landlord requires removal of that

Alteration at the expiration or termination of this Lease. Landlord expressly reserves the right to require removal, and restoration to building standard tenant improved condition (as reasonably determined by Landlord), of raised flooring, supplemental air conditioning units and related infrastructure, and any back-up generator and/or uninterruptable power supply and related infrastructure installed by Tenant. If Tenant fails to complete any required removal, repair any damage caused thereby, and return the affected portion of the Premises and Building to a building standard tenant improved condition as reasonably determined by Landlord, on or before the later of the expiration or earlier termination of the Lease Term or the date that is 30 days’ after Landlord’s request, then Landlord may do so and may charge the cost thereof to Tenant, together with interest thereon at the Interest Rate. Tenant shall protect, defend, indemnify and hold Landlord harmless from any Losses, including lien claims, in any manner relating to the installation, placement, removal or financing of any such Alterations, fixtures and/or equipment in, on or about the Premises. Tenant’s obligations under this ARTICLE 8 shall survive the expiration or termination of this Lease.

8.6 Access Card System. Landlord has installed a card access system regulating access to and from the Building (an “Access System”), and Tenant shall be entitled to use that system during the Lease Term. Any modifications of, additions to or replacements of that system shall be at Tenant’s sole cost and expense and shall require Landlord’s prior written approval. Tenant shall maintain the Access System at its sole cost, and Tenant will provide Landlord at all times with keys, access cards or codes to allow Landlord to enter the Building in the manner and at the times as are permitted in this Lease. At the expiration or termination of this Lease, Tenant shall, at its cost, transition control of the Access System back to Landlord in a good working condition, which obligation shall survive the expiration or termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Premises free from any liens or encumbrances arising out of the Alterations performed, materials furnished or obligations incurred by or on behalf of any Tenant Party, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including reasonable attorneys’ fees and costs) arising out of same or in connection therewith unless such parties performing the work are engaged by and paid directly by Landlord. Tenant shall remove any such lien or encumbrance by bond or otherwise within 10 business days after notice by Landlord, and if Tenant fails to do so, Landlord may pay the amount necessary to remove or insure or bond over that lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Tenant shall give Landlord notice at least 30 days prior to the commencement of any Alterations (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity to post and record appropriate notices of non-responsibility, and Tenant shall reasonably cooperate with Landlord to obtain prospective lien protection under Applicable Laws. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any work at or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Building and Premises. Upon the completion of any Alterations, Tenant shall take such actions as are available or required under Applicable Laws to notify the contractors and subcontractors who may claim a lien in connection therewith that those Alterations have been completed. Tenant’s obligations under this ARTICLE 9 shall survive the expiration or termination of this Lease.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to the property of any Tenant Party or injury to any Tenant Party in, upon or about the Premises from any cause whatsoever (including any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that, unless the damage is caused by the gross negligence or willful misconduct of the relevant Landlord Party (but subject, for the avoidance of doubt, to the waivers set forth in Section 10.6), the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from any and all Losses incurred in connection with or arising from (a) any cause in, on or about the Premises (including a slip and fall), (b) any violation or alleged violation of Applicable Laws by any Tenant Party, (c) any Tenant Party’s use of or operations at the Premises, (d) any acts, omissions or negligence of any Tenant Party, (e) any Protest, or (f) Tenant’s breach of the terms of this Lease, either prior to, during or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the extent of the negligence or willful misconduct of the Landlord Parties. If any Landlord Party is named as a defendant in any suit or other proceeding brought against a Tenant Party for which Tenant is obligated to indemnify that Landlord Party under this Lease, Tenant shall reimburse the Landlord Party for the costs and expenses incurred by the Landlord Party in the suit or other proceeding, including its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of a statement therefor, sums equal to all losses, costs, liabilities, damages and expenses for which Tenant is responsible under this ARTICLE 10. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Property Casualty Insurance Association (formerly the American Insurance Association) and with any similar or successor body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements), including products and completed operations coverage and a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$ $	5,000,000 each occurrence 5,000,000 annual aggregate
Personal Injury Liability	$ $	5,000,000 each occurrence 5,000,000 annual aggregate 0	% Insured’s participation

The limits above may be achieved by a combination of primary and umbrella/excess insurance policies. Any umbrella/excess insurance coverage must sit excess of the Commercial General Liability, Employers Liability, and Commercial Auto Liability Policy.

10.3.2 Commercial Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, personal property, free-standing cabinet work, movable partitions and merchandise and all other items of Tenant’s property at the Premises installed by, for or at the expense of Tenant, and (ii) any improvements which exist at the Building as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations. Such insurance shall be written on a “special form” basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage (including anticipated Rent payments) for a period of one year.

10.3.3 Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 for each accident.

10.3.4 Worker’s Compensation insurance as required by Applicable Laws, and Employers Liability insurance with limits not less than $1,000,000 for each accident, $1,000,000 disease policy limit, and $1,000,000 disease each employee.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. All required insurance policies shall (i) list the Landlord Parties, and any other party the Landlord so specifies, as an additional insured, including Landlord’s property manager, if any; (ii) on Tenant’s commercial property insurance policy, name Landlord as a loss payee for the Original Improvements and any Alterations; (iii) specifically cover the liability assumed by Tenant under this Lease, including Tenant’s obligations under Section 10.1; (iv) be issued by an insurance company having an A.M. Best Rating of not less than A- X or which is otherwise acceptable to Landlord and authorized to do business in the state where the Premises is located; (v) be primary insurance as to all claims thereunder and provide that any insurance carried by the Landlord Parties is excess and is non-contributing with any insurance requirement of Tenant; and (vi) be in form and content reasonably acceptable to Landlord. Tenant shall provide 30 days’ prior written notice to Landlord and any mortgagee of Landlord (10 days for non-payment of premium) in the event of cancellation or non-renewal of any insurance required of Tenant under this ARTICLE 10. Tenant shall deliver copies of the required policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least 30 days before the expiration dates thereof. Further, Landlord shall have the right, from time to time, to request copies of policies of Tenant’s insurance required hereunder, which Tenant shall provide within 10 business days. If Tenant shall fail to procure any required insurance, or to deliver the policies or certificates, Landlord may, at its option, procure the policies for the account of Tenant, and Tenant shall pay the cost thereof to Landlord within five days after request.

10.5 Landlord’s Insurance. During the Lease Term, Landlord shall procure and maintain in full force and effect a policy or policies of commercial property insurance covering the Base Building to 100% of the full replacement costs thereof (exclusive of land, foundations and footings, and subject to deductibles and self-insured retentions).

10.6 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective commercial property insurance carriers in the event of a property loss to the extent that the coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for those property losses, and waive all rights of subrogation of their respective commercial property insurers, if that waiver of subrogation does not affect the right to the insured to recover thereunder. The parties agree that their respective commercial property insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.7 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant under this ARTICLE 10, and other reasonable types of insurance coverage in reasonable amounts covering the Premises and Tenant’s operations thereon, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this ARTICLE 11, restore the Base Building. Such restoration shall be to substantially the same condition of the Base Building prior to the casualty, except for modifications required by Applicable Laws or by the holder of a mortgage on the Premises, or any other modifications desired by Landlord to the portions of the Premises located exterior to the Building that are consistent with the character of the Premises if access to the Building is not materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2 (excluding the portion payable for Tenant’s personal property), and Landlord shall thereafter repair any injury or damage to the Alterations to and Original Improvements at the Premises and shall return those Alterations and Original Improvements to substantially the condition existing prior to the casualty; but if the cost of the repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the excess cost of the repairs shall be paid by Tenant to Landlord prior Landlord commencing repairs. If Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Alterations to and Original Improvements at the Premises and shall return those Alterations and Original Improvements to substantially the condition existing prior to the casualty. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, and obtain Landlord’s approval of, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform the repair work. If the fire or other casualty damages the Building or portions of the improvements necessary to Tenant’s occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Building is unfit for occupancy, the Base Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Building that is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Building; except that Tenant shall not be entitled to a Base Rent abatement during the first 12 months after the date of the casualty. If Landlord does not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date that is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith. Except for the foregoing abatement, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from the damage or the repair thereof. Tenant shall reimburse Landlord as Additional Rent for any insurance deductibles or self-insured retentions paid by Landlord in connection with the casualty (in an amount not to exceed $250,000 for any particular casualty).

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1, Landlord may elect not to rebuild and/or restore the Premises, and instead terminate this Lease, by notifying Tenant in writing of that election within sixty (60) days after the date on which Landlord discovers or is notified of the damage (which notice includes a termination date giving Tenant at least sixty (60) days to vacate the Premises) if one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within three hundred sixty-five (365) days after being commenced (when the repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Premises or ground lessor with respect to the Land requires that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or terminates the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; (iv) the restoration is prohibited by any Applicable Laws or (v) the damage occurs during the last twelve (12) months of the Lease Term. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within three hundred sixty-five (365) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of the damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date the notice is delivered. All Rent shall be apportioned as of the date of the termination. If this Lease is terminated under this Section 11.2, then the commercial property insurance proceeds applicable to Alterations and the Original Improvements shall be paid to Landlord and the proceeds applicable to Tenant’s personal property shall be paid to Tenant.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this ARTICLE 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and Tenant waives all statuary, regulatory and common law rights to vacate the Premises, abate Rent or terminate this Lease that may arise in connection with any damage to or destruction of any portion of the Premises.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed by the waiving party. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding Event of Default or breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of the preceding Event of Default or breach at the time of acceptance of the Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept the check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of the monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises is taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the reconstruction or remodeling of any part of the Premises, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Building is taken, or if access to or use of the Premises is substantially impaired, in each case for a period in excess of one hundred twenty (120) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of the taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and trade fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as those claims do not diminish the award available to Landlord, its ground lessor or its mortgagee, and those claims are payable separately to Tenant. All Rent shall be apportioned as of the date of the termination. If any part of the Building shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated based on the square footage of the Building that is taken. Notwithstanding anything to the contrary contained in this ARTICLE 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and twenty (120) days or less, this Lease shall not terminate but the Base Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Building taken bears to the total rentable square feet of the Building. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or its interest in the Premises, permit any assignment or other transfer of this Lease or any interest hereunder by operation of law or otherwise, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy of the Premises or any part thereof by any persons other than Tenant (all of the foregoing are referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) in the case of a sublease, license or similar grant of occupancy rights, a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium (as defined below) for that Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified as true and correct by an officer, partner or other authorized individual and any other information reasonably required by Landlord to enable Landlord to determine the financial responsibility, character and reputation of the proposed Transferee, nature of the Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord in connection with any proposed Transfer, within thirty (30) days after written request by Landlord (and shall make the Advances required under ARTICLE 25).

14.2 Landlord’s Consent. Except as expressly set forth below, Landlord may withhold its consent to any proposed Transfer (including a mortgage, pledge, hypothecation, encumbrance or lien of or on this Lease or its interest in the Premises) in Landlord’s sole discretion. However, Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer by assignment or sublease to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Premises;

14.2.2 The Transferee intends to use the Premises or Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof or a non-profit organization; or

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into the Transfer on the same terms and conditions as are set forth in the Transfer Notice. Tenant’s sole remedy for Landlord’s alleged unreasonable exercise of judgment in refusing to consent to an assignment or sublease under this ARTICLE 14 shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Tenant be entitled to any monetary damages for that unreasonable exercise of judgment (except for costs and expenses recoverable under Section 28.19).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord 50% of any Transfer Premium received by Tenant from the Transferee. “Transfer Premium” means all rent, additional rent and other consideration payable by the Transferee in connection with the Transfer in excess of the Base Rent and Direct Expense payments payable by Tenant under this Lease during the term of the Transfer (determined on a per rentable square foot basis if less than all of the Building is transferred). Transfer Premium shall also include key money, bonus money or other cash consideration paid by the Transferee to Tenant in connection with the Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the Transferee in connection with the Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant in connection with the Transfer.

14.4 Landlord’s Option to Recapture. Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of a Transfer Notice setting forth Tenant’s intent to assign this Lease or enter into a Material Sublease, to recapture the Premises, and cancel and terminate this Lease, as of the contemplated effective date for the assignment or sublease. “Material Sublease” means a sublease of more than 50% of square footage of the Building. If Landlord notifies Tenant that Landlord is recapturing the Premises under this Section 14.4 in connection with a Material Sublease, then Tenant may void Landlord’s recapture election by withdrawing its request to enter into the proposed Material Sublease and cancelling the proposed sublease transaction. In order to be effective, Tenant must deliver its withdrawal notice to Landlord within 15 days after Tenant’s receipt of Landlord’s notice of recapture.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. No Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this ARTICLE 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. At Landlord’s request, Tenant shall cause any guarantor of this Lease to execute and deliver (a) a consent to the proposed Transfer and (b) a reaffirmation of its guaranty in connection with the proposed Transfer. If Tenant subleases all or any portion of the Premises in accordance with the terms of this ARTICLE 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of ARTICLE 10. No Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Lease Term, expand the Premises or lease additional space, any such rights being deemed personal to Tenant, and any such rights shall also expire and be of no further force or effect upon Tenant subleasing more than 50% of the square footage of the Building. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay Landlord the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of the audit.

14.6 Additional Transfers. For purposes of this Lease, each of the following shall also constitute a Transfer (excluding in each instance the transfer of any publicly traded stock): (i) the dissolution, merger, consolidation or other reorganization of Tenant; (ii) any issuance, sale, gift, transfer or redemption of any ownership interest in Tenant or any entity holding a direct or indirect ownership interest in Tenant (whether voluntary, involuntary or by operation of law, or any combination of the foregoing) that causes a change in any of the direct or indirect power to affect the management or policies of Tenant; or (iii) any direct or indirect change in 50% or more of the ownership interest in Tenant.

14.7 Occurrence of Default. All subleases, licenses, concessions and other consensual arrangements for possession entered into by Tenant and affecting the Premises (each, an “Occupancy Agreement”) shall be subordinate and subject to the provisions of this Lease, and if this Lease expires or is terminated during the term of any Occupancy Agreement, Landlord shall have the right to: (i) treat the Occupancy Agreement as cancelled and repossess the Subject Space by any lawful means, or (ii) require that the subtenant, licensee, concessionaire or other occupant attorn to and recognize Landlord as its sublandlord, licensor or other counterparty under the relevant Occupancy Agreement. If Landlord requires the subtenant, licensee, concessionaire or other occupant to attorn to and recognize Landlord, then Tenant shall have no further right to or interest in the rent or other consideration receivable under the relevant Occupancy Agreement. If an Event of Default occurs, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any subtenant, licensee, concessionaire or other occupant to make all payments under or in connection with its Occupancy Agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until the Event of Default is cured. The subtenant, licensee, concessionaire or other occupant shall rely on any representation by Landlord that an Event of Default exists, without any need for confirmation thereof by Tenant.

14.8 Permitted Transfers. Notwithstanding anything to the contrary contained in Section 14.1, (A) an assignment or subletting of all or a portion of the Premises to a Tenant Affiliate, (B) an assignment of this Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (C) an assignment of this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant, shall not be considered a Transfer requiring Landlord’s consent under this ARTICLE 14 (any Transferee described in items (A) through (C) of this sentence is referred to herein as a “Permitted Transferee”) if (i) Tenant notifies Landlord in writing of the Transfer at least thirty (30) days prior to the effective date thereof, which notice includes documentation reasonably evidencing that the proposed Transferee is a Permitted Transferee and a copy of a written agreement in a form reasonably acceptable to Landlord from, and duly executed by, the Permitted Transferee, agreeing to be bound, jointly and severally with Tenant, by all obligations of Tenant under this Lease, and Tenant promptly supplies Landlord with any additional documents or information reasonably requested by Landlord regarding the Transfer or Permitted Transferee, (ii) no Event of Default then exists and the Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) the Permitted Transferee is of a character and reputation consistent with the quality of the Premises, and (iv) the proposed Permitted Transferee satisfies the Credit Threshold as of the effective date of the Transfer. Further, a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange shall not require Landlord’s consent if no Event of Default then exists and the Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease. The term “Credit Threshold” means the proposed Permitted Transferee has a Tangible Net Worth equal to or greater than $100,000,000 and a Liquidity equal to or greater than $50,000,000, in each case as evidenced by (1) financial statements, that are less than 12 months old, audited by a certified public accounting firm reasonably acceptable to Landlord, and (2) current unaudited financial statements. The right to assign this Lease or sublease the Premises to a Tenant Affiliate under this Section 14.8 shall be subject to the conditions that the Permitted Transferee remains a Tenant Affiliate and that if the Permitted Transferee ceases to be a Tenant Affiliate, Tenant and the Permitted Transferee shall so notify Landlord in writing within ten (10) days after that event and, upon the written request of Landlord, the Permitted Transferee shall transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Tenant Affiliate. A Permitted Transferee shall be liable to Landlord, jointly and severally with Tenant, for all obligations of Tenant under this Lease.

14.9 Minor Affiliate Subleases. Further, notwithstanding anything to the contrary contained in Section 14.1, Tenant may sublet up to 10% of the rentable square footage of the Building (in the aggregate across all such subleases) to one or more Tenant Subsidiaries if (i) Tenant notifies Landlord in writing of the proposed sublease prior to the effective date thereof, which notice includes documentation reasonably evidencing that the proposed subtenant is a Tenant Subsidiary and a copy of the proposed sublease, and (ii) no Event of Default then exists and the sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. The right to sublease portions of the Building to a Tenant Subsidiary under this Section 14.9 shall be subject to the conditions that the subtenant remains a Tenant Subsidiary and that if the subtenant ceases to be a Tenant Subsidiary, Tenant and the subtenant shall so notify Landlord in writing within ten (10) days after that event and, upon the written request of Landlord, the subtenant shall vacate the Premises.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

Upon the expiration or earlier termination of this Lease, Tenant shall, subject to the provisions of Section 8.5 above and this ARTICLE 15, quit and surrender possession of the Premises to Landlord in the condition in which Tenant is obligated to maintain the Premises under this Lease, reasonable wear and tear excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense at the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed (collectively, the “Removal Items”), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal and return the affected portions thereof to a building standard tenant improved condition as reasonably determined by Landlord. However, Tenant shall not remove any equipment, conduits or fixtures providing water, plumbing, electricity, heating, ventilation, air conditioning, lighting, life safety, sprinkler or sewer service to the Premises, regardless of whether the same were installed by or on behalf of Tenant or Landlord unless directed to do so by Landlord in writing. Any Removal Items not removed by Tenant shall (if not already) become Landlord’s property upon the expiration or earlier termination of this Lease and shall be conclusively presumed to have been conveyed to Landlord under this Lease via a bill of sale without payment or credit by Landlord to Tenant. Landlord may remove any property not removed by Tenant and store and/or retain or sell that property, and Tenant shall pay Landlord the cost of the removal, storage and disposition as well as the cost of repairing any damages caused by the removal within 30 days after demand, and those sums shall accrue interest at the Interest Rate from the date incurred until paid in full. Further, Tenant shall deliver to Landlord at the expiration or termination of this Lease all records maintained by Tenant and in its possession or control with regard to the Building Systems and any other equipment remaining at the Premises, including equipment manufacturer owner/operation manuals, maintenance manuals, operating logs and similar compilations of information pertaining to those Building Systems and equipment. Tenant’s obligations under this ARTICLE 15 survive the expiration or earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration or earlier termination of this Lease, that tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a daily rate equal 150% of the daily Rent applicable during the last rental period of the Lease Term. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Neither anything contained in this ARTICLE 16 nor Landlord’s acceptance of any Rent payable under this ARTICLE 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this ARTICLE 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Losses resulting from that failure, including any claims made by any succeeding tenant founded upon the failure to surrender and any lost profits to Landlord resulting therefrom. The provisions of this ARTICLE 16 shall survive the expiration or termination of this Lease.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within fifteen (15) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Premises or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or a prospective mortgagee or purchaser of the Premises. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Premises. Tenant shall also execute and deliver to Landlord whatever other instruments may be reasonably required for these purposes. Failure of Tenant to timely execute, acknowledge and deliver the estoppel certificate or other instruments shall (without limiting Landlord’s other rights and remedies) constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate or other instruments are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Premises or any part thereof and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Premises or any part thereof, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of the mortgages, trust deeds or other encumbrances, unless the holders of the mortgages, trust deeds or other encumbrances, or the lessors under the ground or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, trust deed or other encumbrance, or deed in lieu thereof (or if any ground or underlying lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground or underlying lessor), if so requested to do so by the purchaser or lienholder or ground or underlying lessor, and to recognize the purchaser or lienholder or ground or underlying lessor as the lessor under this Lease, on condition that the lienholder or purchaser or ground or underlying lessor shall agree to accept this Lease and not disturb Tenant’s occupancy so long as Tenant timely pays the Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. The lienholder, purchaser or ground or underlying lessor shall (1) be liable as Landlord only for the obligations of Landlord accruing after that lienholder, purchaser or ground or underlying lessor has taken fee title to the Building and (2) not be liable for (a) any Rent paid more than 30 days in advance (excluding, for the avoidance of doubt, the Security Deposit) or (b) any offsets, claims or defenses that Tenant may have against the previous Landlord. Landlord’s interest in this Lease and the Premises may be assigned as security at any time to any lienholder. Tenant shall, within fifteen (15) business days after request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, other encumbrances, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. References in this Lease to “mortgages” shall include “deeds of trust” and other similar encumbrances, and references in this Lease to a “mortgagee” shall include the “trustee” and “beneficiary” under a deed of trust and lienholder under other similar encumbrances.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute an event of default under this Lease by Tenant (an “Event of Default”):

19.1.1 Tenant fails to pay when due any Rent or other charge required to be paid under this Lease, or any portion thereof, unless that failure is cured within five (5) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within that other time period shall be an Event of Default), any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; but if the nature of the default is such that the same cannot reasonably be cured within a thirty (30) day period, then Tenant shall have additional time as is reasonably necessary to remedy the default (but in no event longer than one hundred twenty (120) days) if during that time Tenant is continuously and diligently pursuing the remedy necessary to cure the default; or

19.1.3 Abandonment or vacation of all or a substantial portion of the Building by Tenant; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of ARTICLE 5, ARTICLE 10, ARTICLE 14, ARTICLE 17, ARTICLE 18 or Exhibit F, or any breach by Tenant of the representations and warranties set forth in Section 28.29; or

19.1.5 A default by Tenant, any guarantor of this Lease, any Tenant Affiliate or any affiliate of any guarantor of this Lease under (i) any guaranty of this Lease or (ii) any other lease or agreement between it, on the one hand, and Landlord or any affiliate of Landlord, on the other hand, that is not cured within any applicable cure period specified therein; or

19.1.6 Any material misrepresentation by Tenant under this Lease or material misrepresentation or omission of fact in any written report, notice or communication from Tenant or any guarantor of this Lease to Landlord with respect to Tenant, any guarantor, the Premises or the business conducted thereon; or

19.1.7 Tenant or any guarantor of this Lease files a voluntary petition in bankruptcy or insolvency; an involuntary petition in bankruptcy is filed against Tenant or any guarantor and not dismissed within sixty (60) days; Tenant or any guarantor is adjudicated a bankrupt or insolvent; Tenant or any guarantor files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law; or Tenant or any guarantor makes an assignment for the benefit of creditors or seeks, consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or such guarantor, or for all or any part of Tenant’s or such guarantor’s property.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Applicable Laws.

19.2 Remedies Upon Default. Upon the occurrence of an Event of Default, Landlord may:

19.2.1 Terminate this Lease and Tenant shall pay to Landlord, upon demand, an accelerated lump sum amount equal to the amount by which Landlord’s commercially reasonable estimate of the aggregate amount of Rent owing from the date of termination through the scheduled expiration date of the Lease Term, plus Landlord’s commercially reasonable estimate of the aggregate expenses of reletting the Premises (including brokerage fees, unamortized leasing commissions and tenant concessions incurred or estimated to be incurred by Landlord; costs of removing and storing any property at the Premises; costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to new tenants; and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs [collectively, “Reletting Costs”]), exceeds Landlord’s commercially reasonable estimate of the fair rental value of the Premises for the same period (after giving effect to the time needed to relet the Premises) both discounted to present value at the rate at which U.S. Treasuries are then yielding for a term closest to the scheduled expiration date of the Lease Term; or

19.2.2 Terminate Tenant’s right of possession of the Premises without termination of this Lease, re-enter the Premises by summary proceedings or otherwise, expel Tenant and remove all property therefrom, using the level of effort mandated by the laws of the state where the Premises are located to relet the Premises at market rent and receive the rent from reletting, and Tenant is not entitled to receive any of that rent and remains liable for the equivalent of the amount of all Rent reserved herein less the proceeds of reletting, if any, after deducting therefrom the Reletting Costs. Any and all monthly deficiencies payable by Tenant under this clause shall be paid monthly on the date herein provided for the payment of Base Rent; or

19.2.3 Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord; or

19.2.4 At its option, perform any obligations of Tenant under this Lease and all costs and expenses incurred by Landlord in performing those obligations, together with interest thereon at the Interest Rate from the date incurred until paid in full, shall be reimbursed by Tenant to Landlord on demand and constitute Rent for purposes of this Lease; or

19.2.5 To seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Additional Landlord Remedies. In addition to the remedies set forth in Section 19.2, if Landlord incurs any attorneys’ fees or other costs or expenses in connection with any breach of or default under this Lease by Tenant, Tenant shall reimburse Landlord upon demand for those reasonable attorneys’ fees or other costs, and that reimbursement constitutes a part of the Rent. Additionally, upon an Event of a Default under Section 19.1.7, Tenant shall pay any and all Rent for the month of any petition and thereafter promptly and the failure of Tenant to do so shall constitute an Event of Default entitling Landlord to immediate relief from the automatic stay and to terminate the Lease. Tenant further agrees that the Rent constitutes the value of Tenant’s occupancy of the Premises, and if Tenant fails to pay any Rent as set forth herein, the unpaid Rent shall constitute an allowed super-priority administrative expense in favor of Landlord to which Landlord is entitled to immediate payment, in full, and Tenant shall agree to enter into an order to that effect in a bankruptcy case.

19.4 Landlord Remedies Cumulative. Any and all remedies of Landlord set forth in this Lease: (i) are in addition to any and all other remedies Landlord may have at law or in equity, (ii) are cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord does not constitute an election of remedies or preclude Landlord from exercising any other remedies in the future.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is delivered by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease or Tenant’s right of occupancy of the Premises.

19.6 Landlord’s Default; Tenant’s Remedies.

19.6.1 Landlord shall be in default under this Lease if Landlord breaches any provision of this Lease and that breach remains uncured for a period of 30 days after Tenant has provided notice to Landlord of the breach, but if that breach cannot reasonably be remedied by Landlord within thirty (30) days after notice of breach, then Landlord shall have additional time as may be reasonably necessary to remedy the breach if during that time Landlord is continuously and diligently pursuing the remedy necessary to cure the breach.

19.6.2 Notwithstanding anything in this Lease to the contrary, no breach or default by Landlord under this Lease entitles Tenant to terminate this Lease or abate Rent.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent due under this Lease keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.

ARTICLE 21

SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 6 of the Summary, as security for the full and faithful performance by Tenant of all of its obligations under this Lease. If an Event of Default occurs, Landlord may at its option and in the order that Landlord in its discretion determines, without notice to Tenant, apply all or any part of the Security Deposit to any obligation of Tenant under this Lease or loss or expense that Landlord may incur in connection with or related to this Lease or any Event of Default, and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. If no Event of Default then exists and Tenant has performed and satisfied all of its obligations under this Lease, then any unapplied portion of the Security Deposit shall be returned to Tenant within sixty (60) days following the expiration or termination of the Lease; but Landlord may if permitted by Applicable Laws retain an amount of the Security Deposit, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally (and Landlord shall return any retained amount to Tenant promptly following the final determination of that Rent amount and the full payment to Landlord of that Rent). The Security Deposit shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any Tenant default, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant. The Security Deposit shall be the property of Landlord and Landlord may commingle the Security Deposit with other assets of Landlord or its affiliates. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord sells or transfers the Premises or Landlord ceases to have an interest in the Premises, Landlord may remit any unapplied part of the Security Deposit to the successor owner of the Premises, and from and after that payment or transfer, Landlord shall be relieved of all liability with respect thereto.

ARTICLE 22

SIGNS

Tenant may, at its sole cost and expense, install Tenant’s identification signage on the exterior of the Building and the monument signs located on the Land (collectively, the “Exterior Signage”), subject to (a) Landlord’s prior written approval of the appearance and location of that signage (not to be unreasonably withheld, conditioned or delayed), (b) the prior approval of any applicable governmental authorities, and (c) Tenant’s compliance with all Applicable Laws, and the requirements of any CC&Rs. Tenant may not make any changes to the Exterior Signage without obtaining Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In addition, should any governmental authority, or any party with approval rights over the Exterior Signage under CC&Rs, require a change to the Exterior Signage, then that change shall also require Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Tenant shall maintain the Exterior Signage in good condition and repair, and Tenant shall be solely responsible for the payment of all costs and expenses associated with the Exterior Signage, including all design, fabrication, permitting, installation, operating electrical, maintenance and repair.

Except as permitted above with respect to the Exterior Signage, Tenant shall not install or affix any sign, plaque, picture, advertisement, name, notice, lettering or direction on any part of the exterior of the Building or on the Land, without in each instance first obtaining the prior written consent of Landlord (to be given or withheld in Landlord’s sole discretion).

Upon the termination or expiration of this Lease, Tenant must remove all signage installed at the Premises by any Tenant Party (including the Exterior Signage) and restore the area in which that signage was located, and any other affected area, to its condition existing prior to the installation of that signage, reasonable wear and tear excepted, and any damage caused in connection with such removal by any Tenant Party shall be repaired at Tenant’s sole cost and expense. If Tenant fails to maintain any such signage during the Lease Term (within thirty (30) days after Tenant’s receipt of written notice from Landlord detailing how such failure must be remedied) or to remove any such signage at the expiration or earlier termination of this Lease, then (without limiting Landlord’s other rights and remedies) Landlord may do so and Tenant shall reimburse Landlord upon demand for all reasonable costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Interest Rate from the date incurred until paid in full. Without limiting Tenant’s other indemnification obligations under this Lease, Tenant shall (except to extent caused by the negligence or willful misconduct of Landlord) indemnify, defend and hold harmless the Landlord Parties from and against any and all Losses arising from the installation, maintenance, replacement, modification, operation or removal of any signage installed at the Premises by any Tenant Party (including the Exterior Signage). Tenant’s obligations under this ARTICLE 22 shall survive the expiration or termination of this Lease.

ARTICLE 23

COMPLIANCE WITH LAW

23.1 Tenant Responsibilities. Tenant shall not do anything or permit anything to be done at or about the Premises that will in any way conflict with any Applicable Laws, including any governmental regulations related to disabled access and any Hazardous Materials Laws. At its sole cost and expense, Tenant shall promptly comply, and shall cause the other Tenant Parties to promptly comply, with all Applicable Laws (including the making, subject to Tenant’s compliance with ARTICLE 8, of any Alterations to the Premises required by Applicable Laws) that relate to (i) Tenant’s use of the Premises, (ii) Alterations to the Premises made by or on behalf of any Tenant Party, and/or (iii) the portions of the Premises that Tenant is required to maintain under ARTICLE 7. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation or enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations as they relate to the Tenant Parties’ use or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

Tenant hereby notifies Landlord that certain computers, hardware, software, machinery, equipment and intellectual property of Tenant and related to Tenant’s use are subject to federal, national and international export and securities laws including security classifications, rules and regulations of the Defense Counterintelligence and Security Agency. Landlord agrees that it shall not have any interest in any computers, hardware, software, machinery, equipment and intellectual property of Tenant that may be subject to, or restricted by or under, such laws (collectively, “Restricted Property”). However, any Restricted Property that Tenant fails to remove from the Premises at the expiration or termination of this Lease may, at Tenant’s expense, be removed and stored by Landlord (pursuant to ARTICLE 15) or sent to Tenant’s last known address, and Tenant shall (without limiting Tenant’s other indemnification obligations) indemnify, defend and hold harmless the Landlord Parties from and against all Losses arising out of Tenant’s failure to so remove that Restricted Property from the Premises (which obligation shall survive the expiration or termination of this Lease).

23.2 Landlord Responsibilities. Landlord shall comply with all Applicable Laws relating to the Base Building, or the portions of the Premises that Landlord is required to maintain under ARTICLE 7, if the compliance with those Applicable Laws is not the responsibility of Tenant under the other provisions of this Lease.

ARTICLE 24

LATE CHARGES

If any installment of Rent or any other sum due from Tenant is not received by Landlord or Landlord’s designee within five (5) days after the date they are due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder that are not paid within fifteen (15) days after the date they are due shall bear interest from the date when due until paid at the Interest Rate.

ARTICLE 25

REIMBURSEMENT OF CERTAIN COSTS AND EXPENSES

Whenever Tenant requests Landlord to take any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable costs and expenses incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable engineers’ or architects’ fees and reasonable attorneys’ fees (excluding, for the avoidance of doubt, costs allocated to Landlord’s in-house counsel), within 30 days after Landlord’s delivery to Tenant of a statement of those costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. Tenant’s obligations under this ARTICLE 25 shall survive the expiration or sooner termination of the Lease Term. Tenant shall, together with its request to Landlord, pay Landlord an advance of $2,500 (an “Advance”) towards the amounts payable by Tenant under this ARTICLE 25, as a condition precedent to Landlord’s consideration of the request at issue.

ARTICLE 26

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency, in which case no notice is required) to enter the Premises and Building to (i) inspect them; (ii) show the Premises to prospective purchasers, to current or prospective mortgagees, ground or underlying lessors or insurers and to prospective tenants; (iii) post notices of nonresponsibility; or (iv) make such alterations, improvements, additions or repairs to all or any portion of the Premises as Landlord shall desire or deem necessary, or as Landlord may be required to perform under the terms of this Lease; provided such alterations, improvements, additions or repairs do not unreasonably interfere with Tenant’s Permitted Use of the Premises. However, notwithstanding the foregoing, except in the case of an emergency, Landlord shall provide reasonable notice to Tenant prior to access to the Premises and comply with Tenant’s reasonable facility access requirements and restrictions (including visitor badges or passes), as may be reasonably amended from time to time. At Landlord’s request from time to time, Tenant shall participate in tenant interviews with prospective purchasers, current and prospective mortgagees, and ground or underlying lessors. Notwithstanding anything to the contrary contained in this ARTICLE 26, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any Event of Default in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform (after any applicable notice and cure periods). Landlord may make any such entries without the abatement of Rent, except as otherwise explicitly provided in this Lease, and may take such reasonable steps as are required to accomplish the stated purposes. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors at the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises and Building. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 27

PARKING

Tenant may use the parking areas located on the Land solely for purposes of ingress to and egress from the Building, and the parking of motor vehicles by Tenant’s employees, invitees and contractors while accessing the Building. Parking rights may not be transferred, assigned, subleased or otherwise alienated by Tenant, directly or indirectly, without Landlord’s prior approval, except to a Permitted Transferee or a Tenant Subsidiary as part of a Transfer permitted without Landlord’s consent under Section 14.8 or Section 14.9.

ARTICLE 28

MISCELLANEOUS PROVISIONS

28.1 Interpretation. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply to corporations, limited liability companies, partnerships or other business entities, or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of the Articles and Sections. Because each party has been represented by counsel and this Lease has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. This Lease incorporates by this reference all Exhibits and Schedules attached to this Lease.

28.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, but this clause shall not permit any assignment or other transfer by Tenant contrary to the provisions of ARTICLE 14.

28.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Building are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning at or about the Premises, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

28.4 Modification of Lease. If any current or prospective mortgagee or ground lessor for the Building or Premises requires a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within fifteen (15) business days following a request therefor.

28.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer, directly or indirectly, all or any portion of its interest in the Premises and in this Lease. If Landlord transfers its interest in this Lease, then, if the transferee assumes all of Landlord’s rights and obligations hereunder, Landlord shall automatically be released from all liability under this Lease for obligations that arise or accrue after the date of such transfer and Tenant agrees to look solely to the transferee for the performance of Landlord’s obligations hereunder after the date of transfer and the transferee shall be deemed to have fully assumed and be liable for all obligations under this Lease to be performed by Landlord, including the return of any Security Deposit (if such amount has been transferred to the transferee), and Tenant shall attorn to the transferee.

28.6 Granting of Easements. Landlord may, from time to time, with respect to all or any part of the Premises: (i) grant easements, covenants and restrictions, and other rights in the nature of easements, covenants and restrictions, (ii) release and amend easements, covenants and restrictions, or other rights in the nature of easements, covenants or restrictions, that are for the benefit of or affect any part of the Premises, (iii) dedicate or transfer unimproved portions of the Premises for road, highway or other public purposes, and (iv) execute petitions to have any part of the Premises annexed to any municipal corporation or utility district, in each case without obtaining Tenant’s consent, so long as that easement or other instrument or action contemplated by this Section 28.6 does not (a) unreasonably interfere with or materially and adversely impact Tenant’s use and occupancy of the Building as permitted under this Lease, or (b) materially increase Tenant’s costs under this Lease. If any easement or other instrument or action described in this Section 28.6 unreasonably interferes with or materially and adversely impacts Tenant’s use and occupancy of the Building or materially increases Tenant’s costs under this Lease, Landlord shall obtain Tenant’s prior consent to the proposed easement, instrument or action, which consent may be granted or withheld by Tenant in its sole discretion (and which consent shall be deemed given if not expressly denied by Tenant, in writing, within 10 business days after Landlord’s delivery of that request).

28.7 Prohibition Against Recording. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of this Lease and deliver the same to Landlord within fifteen (15) business days following the request therefor. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant; except that Landlord agrees, upon Tenant’s request and at Tenant’s expense, to enter into a short form of this Lease to be recorded by Tenant in the real property records of Arapahoe County, Colorado, in a form that is reasonably acceptable to Landlord. Tenant shall release of record that short form at the expiration or termination of this Lease (which obligation shall survive such expiration or termination).

28.8 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

28.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

28.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

28.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by Applicable Laws.

28.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or the level or quality of services provided by Landlord to Tenant or Landlord’s other tenants, or any warranty or statement of Landlord that is not expressly set forth herein.

28.13 Landlord Exculpation. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Premises shall be limited solely and exclusively to an amount that is equal to the equity interest of Landlord in the Premises, but in no event shall such liability extend to any sales or insurance proceeds received by any Landlord Party in connection with the Premises. No Landlord Party shall have any personal liability for any such matters, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 28.13 shall inure to the benefit of the Landlord Parties, and the Landlord Parties’ respective present and future partners, members, managers, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, members, shareholders, heirs, successors and assigns. Under no circumstances shall any present or future affiliate of Landlord, equity interest holder of Landlord, partner of Landlord (if Landlord is a partnership), or trustee or beneficiary of Landlord (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, no Landlord Party shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case however occurring.

28.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto related to this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter hereof, and no such items shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

28.15 Force Majeure. Notwithstanding anything to the contrary contained in this Lease, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, pandemics, epidemics or declared health emergencies, or other causes beyond the reasonable control of the party obligated to perform (collectively, a “Force

Majeure”), shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage, and if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. However, in no event shall Force Majeure excuse or delay Tenant’s obligations to pay Rent or any other sum due under this Lease or perform any of its other financial obligations hereunder, or the timely performance of Tenant’s surrender obligations upon the expiration or earlier termination of this Lease. Further, Tenant hereby waives the right to assert that pandemics, epidemics, health emergencies and other similar Force Majeure events, and governmental orders and actions in response thereto, constitute a frustration of the purpose of this Lease or impossibility of performance under this Lease or a casualty, condemnation or taking, and all of Tenant’s obligations under this Lease shall remain in full force and effect after the occurrence of any such event (subject to the above provisions on Force Majeure), even if performance of those obligations may result in Tenant’s operations being unprofitable, less profitable or more difficult.

28.16 Notices. All notices, demands, statements, designations, consents, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by Applicable Laws shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 7 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord sent in accordance with this Section 28.16, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant sent in accordance with this Section 28.16. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the Date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

The GC Net Lease (Greenwood Village) Investors, LLC

1520 E. Grand Avenue

El Segundo, CA 90245

Attention: Asset Manager

With a copy to:

The GC Net Lease (Greenwood Village) Investors, LLC

150 N. Riverside Plaza, Suite 1950

Chicago, IL 60606

Attention: General Counsel

28.17 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

28.18 Authority. If Tenant is a corporation, limited liability company, trust or partnership, Tenant hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state where the Premises is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, at or before the execution of this Lease, deliver to Landlord satisfactory evidence of such authority and of Tenant’s good standing in Tenant’s state of organization and qualification to do business in the state where the Premises is located. Tenant hereby further represents and warrants to Landlord that Tenant’s execution and delivery of this Lease shall not cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound. Landlord hereby represents and warrants to Tenant that (i) Landlord is a duly formed and existing entity qualified to do business in the state where the Premises is located, (ii) Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so, and (iii) Landlord’s execution and delivery of this Lease shall not cause Landlord to be in violation of any agreement, instrument, contract, law, rule or regulation by which Landlord is bound.

28.19 Attorneys’ Fees. If either Landlord or Tenant brings a suit or proceeding for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

28.20 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the state where the Premises is located. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF WHERE THE PREMISES IS LOCATED, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE LAW OF THE STATE WHERE THE PREMISES IS LOCATED, AND, (III) TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF RENT OR ANY OTHER AMOUNTS, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT THE SAME SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

28.21 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

28.22 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 9 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, representing or allegedly representing the indemnifying party. The terms of this Section 28.22 shall survive the expiration or earlier termination of the Lease Term. Landlord shall be responsible for the commissions payable to the Brokers in connection with the execution of this Lease.

28.23 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff against or abatement of the Rent or other amounts owing hereunder to Landlord unless otherwise expressly set forth to contrary elsewhere in this Lease. Tenant shall continue to perform its obligations under this Lease even if Tenant claims that it has been damaged by Landlord or Landlord has defaulted hereunder, and without any reduction of Rent (except to the extent, if any, otherwise expressly provided herein).

28.24 Building Name and Signage. Tenant shall not, without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole discretion), use the name or pictures or illustrations of the Premises or Building in advertising or other publicity materials or for any purpose other than as the address of the business to be conducted by Tenant at the Premises.

28.25 Counterparts; Electronic Execution and Delivery. This Lease may be executed and delivered electronically and in counterparts with the same effect as if both parties hereto had executed the same original document. Both counterparts shall be construed together and shall constitute a single lease. For purposes of this Lease, electronic signatures shall constitute original signatures, including emailed scans of .PDF signatures and signatures produced through an electronic signature platform.

28.26 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information of Landlord. Tenant shall keep such confidential information strictly confidential and shall not knowingly disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion.

28.27 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Building (collectively, the “Lines”) on the following terms and conditions: (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of ARTICLE 7 and ARTICLE 8, (ii) if Tenant does not lease the entire Building, adequate space for additional Lines shall be maintained for future occupants of the Building, as determined in Landlord’s reasonable opinion, (iii) the Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) all Lines must comply with all Applicable Laws, and (v) Tenant shall pay all costs in connection therewith. Landlord reserves the right (by notice to Tenant at any time prior to the expiration or earlier termination of this Lease) to require that Tenant, upon the expiration or earlier termination of this Lease, remove any Lines and repair any damage in connection with that removal, which obligation shall survive the expiration or termination of this Lease.

28.28 Landlord Marketing. Landlord and its affiliates may identify Tenant (including by use of Tenant and its affiliates’ trademarks and logos) as a tenant of the Premises in and on Landlord and its affiliates’ marketing materials and websites.

28.29 Patriot Act. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, and Tenant is not owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (and Tenant is not owned or controlled, directly or indirectly, by any person, group, entity or nation that is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant nor any person, group, entity or nation that owns or controls Tenant, directly or indirectly, has conducted or will conduct business, or has engaged or will engage in any transaction or dealing, with any Prohibited Person, including any assignment of this Lease or any subletting of all or any portion of the Premises, or the making or receiving of any contribution or funds, goods or services, to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be an Event of Default, and (y) the representations and warranties contained in this Section 28.29 shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

28.30 ERISA. Tenant represents, warrants and covenants to Landlord that: (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing is hereinafter referred to collectively as a “Plan”); (ii) Tenant’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101; and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

28.31 Energy Performance Disclosures. Landlord and Tenant shall each reasonably cooperate with the other party in that other party’s efforts to report on or disclose the environmental criteria of its environmental, social and governance performance, including by promptly providing information on the energy consumption at and energy sustainability of the Premises that is not readily available to that other party.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed on the Date of this Lease.

LANDLORD: THE GC NET LEASE (GREENWOOD VILLAGE) INVESTORS, LLC, a Delaware limited liability company		TENANT: YORK SPACE SYSTEMS LLC, a Colorado limited liability company

By:	GRT OP, L.P.,	By:	/s/ Dirk Wallinger
	a Delaware limited partnership,	Name:	Dirk Wallinger
	its sole member	Its:	President & CEO

By:	Griffin Realty Trust, Inc., a Maryland corporation, its general partner	Date:	9/16/2021

By:	/s/ Julie A. Treinen
Name:	Julie A. Treinen
Its:	Managing Director, Asset Management

Date:	September 21, 2021